EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Second Quarter Earnings

Company Sees Double Digit Growth in Earnings and Net Cash Provided by Operating Activities

HOUSTON – July 23, 2015 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended June 30, 2015. Revenues for the second quarter of 2015 were $3.32 billion compared with $3.56 billion for the same 2014 period. Net income for the quarter was $274 million, or $0.60 per diluted share, compared with net income of $210 million, or $0.45 per diluted share, for the second quarter of 2014. On an as-adjusted basis, excluding certain items, net income was $306 million, or $0.67 per diluted share, in the second quarter of 2015, compared with $270 million, or $0.58 per diluted share, in the second quarter of 2014.(b)

The Company’s as-adjusted second quarter 2015 results exclude a $0.07 per diluted share charge to operating expenses associated with resolving the Company’s withdrawal liability from certain underfunded multiemployer pension plans. The Company’s second quarter 2014 results have been adjusted to exclude a negative impact of $0.15 per diluted share, primarily related to the divestiture of operations in Puerto Rico, and the earnings from businesses and assets divested in 2014, which contributed $0.02 per diluted share to earnings in the second quarter of 2014.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “Our strong second quarter results reflect our continued commitment to disciplined core price growth and cost controls. After adjusting for the items noted above, each of our net income, operating income and margin, operating EBITDA and margin, and earnings per diluted share improved when compared to the second quarter of 2014, despite year-over-year headwinds of $0.03 per diluted share from lower recycling commodity prices and the unfavorable impact of foreign currency fluctuations.(b)

“In the second quarter, we also saw improvement in our volumes year-over-year and sequentially. In addition, commercial and industrial new business revenue exceeded lost business revenue for the first time in three years. We are encouraged by the volume performance as we maintain our focus on more profitable volumes, and we expect them to strengthen through the rest of 2015 and into 2016.

“Our net cash provided by operating activities and free cash flow were very strong at $816 million and $579 million, respectively. Combined with the proceeds from our 2014 divestitures, we are in a strong cash position to improve our business and return cash to our shareholders.”

Steiner added, “To update our plans to deploy our excess cash, we continue to seek accretive acquisitions in our solid waste business, and we expect to reach agreements in the second half of this year to acquire an additional $50 to $75 million of operating EBITDA. We expect to close those acquisitions in 2016. In the second quarter, we repurchased $300 million of our outstanding shares and we returned $175 million to our shareholders in the form of cash dividends. We currently anticipate that we will repurchase an additional $300 million of our outstanding shares in the third quarter of 2015. In the fourth quarter, and going forward, we will continue to balance our acquisitions, share repurchases, and our dividend to provide the maximum benefit for our shareholders while maintaining a strong balance sheet.”

FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

KEY HIGHLIGHTS FOR THE SECOND QUARTER 2015

•    Overall revenue declined by 6.9%, or $246 million, compared to the second quarter of 2014. The Company saw a $54 million increase in revenues from acquisitions and a $33 million increase in its traditional solid waste business. The overall revenue decline stemmed from a $193 million decline from divestitures, a $59 million decline from lower recycling revenues, $45 million in lower fuel surcharge revenues and $27 million in foreign currency fluctuations.

•    Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 4.1%, up from 4.0% in the second quarter of 2014. (c) Internal revenue growth from yield for collection and disposal operations was 1.7%.

•    Internal revenue growth from volume in the Company’s traditional solid waste business declined 0.6% in the second quarter of 2015 versus a decline of 2.3% in the second quarter of 2014, an improvement of 170 basis points. Sequentially, this was a 60 basis point improvement from the 1.2% decline in the first quarter of 2015. Overall internal revenue growth from volume declined 1.3% in the second quarter, compared to the negative 3.0% in the first quarter of 2015, an improvement of 170 basis points.

•    Average recycling commodity prices were approximately 13.0% lower in the second quarter of 2015 compared with the prior year period. Recycling volumes declined 5.7% in the second quarter. In total, recycling operations negatively affected earnings by $0.02 per diluted share when compared to the prior year period.

•    Operating expenses improved by $138 million compared to the prior year period. Excluding divestitures and items excluded from the Company’s as-adjusted results, operating expenses improved $56 million.(b) Lower fuel and subcontractor costs, commodity rebates, and continued route optimization drove the improvement. As a percent of revenue, operating expenses were 63.6% in the second quarter of 2015, as compared to 64.2% in the second quarter of 2014, an improvement of 60 basis points.

•    SG&A expenses improved by $31 million compared with the second quarter of 2014. As a percent of revenue, SG&A expenses improved 20 basis points to 9.7%. Excluding divestitures from the second quarter of 2014, SG&A expenses improved by $18 million and improved 40 basis points as a percent of revenue compared with the second quarter of 2014.(b)

•    Net cash provided by operating activities was $816 million, compared to $555 million in the second quarter of 2014, an improvement of $261 million driven by a $216 million reduction in cash taxes. Capital expenditures were $296 million. The Company had $59 million of divestiture proceeds in the quarter.

•    Free cash flow was $579 million in the second quarter of 2015, an increase of $245 million when excluding free cash flow from operations divested in 2014.(b)

•    The Company returned $475 million to shareholders, including $300 million in share repurchases and $175 million in the form of dividends.

•    The effective tax rate was approximately 29.6%. Adjusting for items excluded from the Company’s as-adjusted results, the tax rate was 30.9%.(b) Lower taxes benefited earnings per diluted share by $0.02 in the second quarter when compared to the second quarter of 2014, driven primarily by a reduction in deferred taxes and utilization of state net operating losses.

Steiner concluded, “We are pleased with the strong results through the first half of 2015. Combining the first half results with our outlook for continued price and cost control discipline and improving volumes, we are confident that the momentum we saw in the first half of the year will continue in the second half of the year. We now expect that our 2015 adjusted earnings per diluted share should be at the high end of our previously announced guidance of between $2.48 and $2.55, despite negative headwinds to diluted earnings per share of between $0.07 and $0.10 from recycling operations and about $0.04 from the impact of foreign currency translation adjustments. We also expect to achieve the upper end of our full year free cash flow guidance of between $1.4 and $1.5 billion.”(b)

(a)	For purposes of this press release, all references to “Net loss” and “Net income” refer to the financial statement line items “Net income (loss) attributable to Waste Management, Inc.” and “Net income attributable to Waste Management, Inc.,” respectively.
(b)	This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, operating income and margin, operating EBITDA and margin, operating expenses, SG&A expenses, and our effective tax rate have been presented in certain instances excluding items identified in the reconciliations provided.

The Company’s projected full year 2015 earnings per diluted share is not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2015 that are not representative or indicative of the Company’s results of operations including the items excluded from our as-adjusted first and second quarter results. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share or projected earnings growth to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides projections of free cash flow. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested) and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The Company defines operating EBITDA as income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies. Management uses this measure as an indicator of the Company’s operating performance and ability to pay dividends, fund acquisitions, capital expenditures and other investments and, in the absence of refinancing, to repay debt obligations. Adjusted operating EBITDA is a non-GAAP measure and is not intended to replace net income, income from operations or net cash provided by operating activities.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)	Core price is a performance metric used by management and is based on certain historical assumptions to allow for comparability between reporting periods.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the second quarter 2015 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 64809894 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, July 23, 2015 through 5:00 PM (Eastern) on Thursday, August 6, 2015. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 64809894.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding 2015 earnings per diluted share; 2015 free cash flow; future results from price and cost control discipline; volume trends and improvement; execution, timing, closing and impact of future acquisitions; future share repurchases; future recycling commodity prices; results from recycling operations; and future foreign currency translation adjustments. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2015	2014

Operating revenues	$3,315	$3,561

Costs and expenses:
Operating	2,163	2,301
Selling, general and administrative	322	353
Depreciation and amortization	322	339
Restructuring	4	1
(Income) expense from divestitures, asset impairments and unusual items	2	35

	2,813	3,029

Income from operations	502	532

Other income (expense):
Interest expense, net	(95)	(115)
Loss on early extinguishment of debt	(2)	—
Equity in net losses of unconsolidated entities	(15)	(13)
Other, net	(1)	(2)

	(113)	(130)

Income before income taxes	389	402
Provision for income taxes	116	180

Consolidated net income	273	222
Less: Net income (loss) attributable to noncontrolling interests	(1)	12

Net income attributable to Waste Management, Inc.	$274	$210

Basic earnings per common share	$0.60	$0.45

Diluted earnings per common share	$0.60	$0.45

Basic common shares outstanding	455.5	465.9

Diluted common shares outstanding	458.0	468.0

Cash dividends declared per common share	$0.385	$0.375

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2015	2014

EPS Calculation:

Net income attributable to Waste Management, Inc.	$274	$210

Number of common shares outstanding at end of period	451.8	465.9
Effect of using weighted average common shares outstanding	3.7	—

Weighted average basic common shares outstanding	455.5	465.9
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.5	2.1

Weighted average diluted common shares outstanding	458.0	468.0

Basic earnings per common share	$0.60	$0.45

Diluted earnings per common share	$0.60	$0.45

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2015	2014

Operating revenues	$6,355	$6,957

Costs and expenses:
Operating	4,109	4,533
Selling, general and administrative	670	728
Depreciation and amortization	614	656
Restructuring	5	2
(Income) expense from divestitures, asset impairments and unusual items	15	37

	5,413	5,956

Income from operations	942	1,001

Other income (expense):
Interest expense, net	(199)	(236)
Loss on early extinguishment of debt	(552)	—
Equity in net losses of unconsolidated entities	(23)	(22)
Other, net	(1)	(5)

	(775)	(263)

Income before income taxes	167	738
Provision for income taxes	25	279

Consolidated net income	142	459
Less: Net income (loss) attributable to noncontrolling interests	(3)	21

Net income attributable to Waste Management, Inc.	$145	$438

Basic earnings per common share	$0.32	$0.94

Diluted earnings per common share	$0.32	$0.94

Basic common shares outstanding	457.0	465.6

Diluted common shares outstanding	459.6	467.5

Cash dividends declared per common share	$0.77	$0.75

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2015	2014

EPS Calculation:

Net income attributable to Waste Management, Inc.	$145	$438

Number of common shares outstanding at end of period	451.8	465.9
Effect of using weighted average common shares outstanding	5.2	(0.3)

Weighted average basic common shares outstanding	457.0	465.6
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.6	1.9

Weighted average diluted common shares outstanding	459.6	467.5

Basic earnings per common share	$0.32	$0.94

Diluted earnings per common share	$0.32	$0.94

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$273	$1,307
Receivables, net	1,953	1,937
Other	327	397

Total current assets	2,553	3,641

Property and equipment, net	10,665	10,657
Goodwill	5,880	5,740
Other intangible assets, net	512	440
Other assets	968	934

Total assets	$20,578	$21,412

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,281	$2,395
Current portion of long-term debt	196	1,090

Total current liabilities	2,477	3,485

Long-term debt, less current portion	8,910	8,345
Other liabilities	3,784	3,693

Total liabilities	15,171	15,523

Equity:
Waste Management, Inc. stockholders’ equity	5,386	5,866
Noncontrolling interests	21	23

Total equity	5,407	5,889

Total liabilities and equity	$20,578	$21,412

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Consolidated net income	$142	$459
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	614	656
Loss on early extinguishment of debt	552	—
Other	73	78
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(66)	(54)

Net cash provided by operating activities	1,315	1,139

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(454)	(26)
Capital expenditures	(529)	(474)
Proceeds from divestitures of businesses and other assets (net of cash divested)	78	266
Investments in unconsolidated entities	(11)	(11)
Net receipts from restricted trust and escrow accounts, and other	37	(49)

Net cash used in investing activities	(879)	(294)

Cash flows from financing activities:
New borrowings	1,866	1,500
Debt repayments	(2,181)	(1,925)
Premiums paid on early extinguishment of debt	(555)	—
Common stock repurchases	(300)	—
Cash dividends	(351)	(349)
Exercise of common stock options	47	31
Other, net	5	(23)

Net cash used in financing activities	(1,469)	(766)

Effect of exchange rate changes on cash and cash equivalents	(1)	—

Increase (decrease) in cash and cash equivalents	(1,034)	79
Cash and cash equivalents at beginning of period	1,307	58

Cash and cash equivalents at end of period	$273	$137

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Operating Revenues by Lines of Business

Collection
Commercial	$837	$820	$856
Residential	631	612	643
Industrial	582	509	574
Other	91	76	88

Total Collection	2,141	2,017	2,161
Landfill	758	635	732
Transfer	362	308	357
Wheelabrator	—	—	206
Recycling	299	282	351
Other	374	333	396
Intercompany (a)	(619)	(535)	(642)

Operating revenues	$3,315	$3,040	$3,561

	Quarters Ended
	June 30, 2015		June 30, 2014
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$(36)	-1.1%	$60	1.7%
Volume	(44)	-1.3%	(51)	-1.4%

Internal revenue growth	(80)	-2.4%	9	0.3%
Acquisition	54	1.6%	54	1.5%
Divestitures	(193)	*	(14)	-0.4%
Foreign currency translation	(27)	-0.8%	(14)	-0.4%

	$(246)	-6.9%	$35	1.0%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$49	1.7%	$66	2.3%
Recycling commodities	(40)	-11.6%	(13)	-3.6%
Electricity	—	0.0%	2	3.1%
Fuel surcharges and mandated fees	(45)	-25.0%	5	2.9%

Total	$(36)	-1.1%	$60	1.7%

	Quarters Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$816	$555	$1,315	$1,139
Capital expenditures	(296)	(208)	(529)	(474)
Proceeds from divestitures of businesses and other assets (net of cash divested)	59	100	78	266

Free cash flow	$579	$447	$864	$931

*	Percentage change does not provide a meaningful comparison.
(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Balance Sheet Data

Cash and cash equivalents	$273	$277	$137

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,106	$9,207	$9,797
Total equity	5,407	5,575	6,147

Total capital	$14,513	$14,782	$15,944

Debt-to-total capital	62.7%	62.3%	61.4%

Capitalized interest	$4	$4	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$9	$244	$9

Total consideration	$13	$465	$16

Cash paid for acquisitions	$9	$445	$15

Other Operational Data

Internalization of waste, based on disposal costs	66.4%	64.3%	67.5%

Total landfill disposal volumes (tons in millions)	25.4	20.9	24.6
Total waste-to-energy disposal volumes (tons in millions)	—	—	1.9

Total disposal volumes (tons in millions)	25.4	20.9	26.5

Active landfills	254	254	262

Landfills reporting volume	236	236	243

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$90.2	$72.4	$87.9
Asset retirement costs	20.8	16.0	15.7

Total landfill amortization expense (b) (c)	111.0	88.4	103.6
Accretion and other related expense	19.0	18.4	18.6

Landfill amortization, accretion and other related expense	$130.0	$106.8	$122.2

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended June 30, 2015 as compared to the quarter ended March 31, 2015 reflects an increase in amortization expense of approximately $22.6 million primarily due to changes in landfill estimates identified in both quarters and by an increase in volumes primarily due to seasonality.
(c)	The quarter ended June 30, 2015 as compared to the quarter ended June 30, 2014 reflects an increase in amortization expense of approximately $7.4 million primarily due to changes in landfill estimates identified in both quarters.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2015
Adjusted Net Income and Earnings Per Diluted Share	After-Tax Amount	Tax (Expense)/ Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$274		$0.60

Adjustments to Net Income and Diluted EPS:
Charges associated with withdrawal from certain underfunded multiemployer pension plans	32	23	0.07

Net Income and Diluted EPS, as adjusted	$306		$0.67	(a)

	Quarter Ended June 30, 2014
Adjusted Net Income and Earnings Per Diluted Share	After-Tax Amount	Tax (Expense)/ Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$210		$0.45

Adjustments to Net Income and Diluted EPS:
Asset impairments and unusual items	67	(29)
Partial withdrawal from multiemployer pension plans	2	1

	69		0.15

Net Income and Diluted EPS, as adjusted	$279		$0.60

Further Adjustment to Net Income and Diluted EPS:
Earnings from businesses and assets divested in 2014 (b)	(9)	(5)	(0.02	)(b)

Further Adjusted Net Income and Diluted EPS	$270		$0.58	(a)

(a)	Second quarter 2015 as-adjusted earnings per diluted share increased $0.09, or almost 16%, as compared with the second quarter of 2014 results adjusted to exclude the earnings from businesses and assets divested in 2014.
(b)	Primarily includes the divestiture of our waste-to-energy business and other solid waste assets.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2015
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-Tax Income	Tax Expense	Effective Tax Rate (a)

As reported amounts	$389	$116	29.6%

Adjustments to Tax Expense:
Charges associated with withdrawal from certain underfunded multiemployer pension plans	55	23

As adjusted amounts	$444	$139	30.9%

	Quarters Ended June 30,
Adjusted Operating Expenses and Adjusted Operating Expenses as a Percent of Revenues	2015	2014
As reported:
Operating revenues	$3,315	$3,561
Operating expenses	$2,163	$2,301

Adjustments:
Operating revenues - Businesses and assets divested in 2014	$—	$(189)
Operating expenses - Withdrawal from multiemployer pension plans	$(55)	$(3)
Operating expenses - Businesses and assets divested in 2014	$—	$(134)

As adjusted:
Operating revenues	$3,315	$3,372
Operating expenses (b)	$2,108	$2,164

Adjusted Operating Expenses as a Percent of Revenues (b)	63.6%	64.2%

2015 Projected Free Cash Flow Reconciliation (c)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,600	$2,800
Capital expenditures	(1,200)	(1,300)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50	100

Free Cash Flow	$1,450	$1,600

(a)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.
(b)	Excluding the operating expense associated with withdrawal from certain underfunded multiemployer pension plans in the second quarter of 2015 and 2014, as well as operating expense associated with businesses and assets divested in 2014, the adjusted operating expense in the second quarter of 2015 improved $56 million, or 60 basis points, to 63.6% of revenues as compared with prior year.
(c)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2015. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(10)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2015
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a percent of Revenues	Amount		As a % of Revenues

Operating Revenues, as reported	$3,315

Income from Operations, as reported	$502
Adjustments to Income from Operations:
Charges associated with withdrawal from certain underfunded multiemployer pension plans (a)	55

Adjusted Income from Operations	557	(a)	16.8	%(a)
Depreciation and amortization	322

Adjusted Operating EBITDA	$879	(b)	26.5	%(b)

	Quarter Ended June 30, 2014
Adjusted Income from Operations, Adjusted Operating EBITDA and each as a percent of Adjusted Revenues	Amount		As a % of Revenues

Operating Revenues, as reported	$3,561

Adjustments to Operating Revenues:
Divested businesses and assets in 2014	(189)

Adjusted Operating Revenues	$3,372

Income from Operations, as reported	$532
Adjustments to Income from Operations:
Asset impairments and unusual items	36
Partial withdrawal from multiemployer pension plans	3
Businesses and assets divested in 2014	(26)

Adjusted Income from Operations	$545	(a)	16.2	%(a)
Depreciation and amortization (c)	323

Adjusted Operating EBITDA	$868	(b)	25.7	%(b)

(a)	Adjusted income from operations for the second quarter of 2015 increased $12 million, or 60 basis points as a percent of revenues, as compared with adjusted results for the same period prior year.
(b)	Adjusted operating EBITDA increased $11 million, or 80 basis points as a percent of revenues, compared with adjusted results for the same period prior year.
(c)	Depreciation and amortization has been adjusted to exclude amounts attributed to businesses and assets divested in 2014. See page 12 for a reconciliation.

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Waste Management, Inc.

Supplemental Data - Q2 2014 Impact of Divestitures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

The following table presents certain financial measures that have been adjusted to exclude amounts attributed to divestitures during 2014, primarily our waste-to-energy business and other solid waste assets. These pro-forma 2014 financial measures are non-GAAP measures and should not be considered a substitute for the as-reported amounts. We have included this information because the Company had significant divestitures in 2014; accordingly, management believes that presenting certain financial measures as adjusted to exclude amounts attributed to divested operations and assets will provide investors with a more meaningful comparison to 2015 results.

	Quarter ended June 30, 2014
Selected Financial Information	Results	LESS: Amounts Attributed to Divestitures	Pro-Forma
Operating Revenues	$3,561	$189	$3,372

Operating Expenses (a)	$2,298	$134	$2,164

SG&A Expenses	$353	$13	$340	(b)

Depreciation and Amortization	$339	$16	$323

Income From Operations (a)	$571	$26	$545

Operating EBITDA (a)	$910	$42	$868

Net Income (a)	$279	$9	$270

Earnings Per Diluted Share (a)	$0.60	$0.02	$0.58

Net Cash Provided by Operating Activities	$555	$16	$539

Capital Expenditures	$208	$3	$205

Proceeds from Divestitures	$100	$100	$—

Free Cash Flow	$447	$113	$334	(c)

(a)	These amounts have been adjusted for items excluded from the Company’s as-adjusted results in the second quarter of 2014. For a reconciliation of these adjusted amounts to the most comparable GAAP measure, please see: operating expense on page 10; income from operations and operating EBITDA on page 11 and net income and earnings per diluted share on page 9.
(b)	As-reported SG&A expenses for the second quarter of 2015 were $322 million. As a result, after excluding divestitures from the second quarter of 2014, SG&A expenses improved by $18 million, or 40 basis points, to 9.7% of revenues, as compared with the prior year period.
(c)	Free cash flow was $579 million in the second quarter of 2015. Excluding estimated free cash flow from businesses and assets divested in 2014, free cash flow improved $245 million when compared with the prior year period. Please see note (b) to the earnings press release for a definition and additional information regarding our use of this non-GAAP measure.

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Waste Management, Inc.

Supplemental Data - 2014 Impact of Divestitures by Quarter

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

The following table presents certain financial results attributed to divestitures during 2014, primarily our waste-to-energy business and other solid waste assets. We have included this information because the Company had significant divestitures in 2014; accordingly, management believes that providing this additional detail regarding prior financial results attributed to divested operations and assets will help investors understand the Company’s 2015 financial projections and provide investors with more meaningful comparisons to 2015 results.

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Year 2014

Gross Operating Revenues	$253	$218	$204	$177	$852
Intercompany Operating Revenues	(35)	(29)	(28)	(26)	(118)

Net Operating Revenues	$218	$189	$176	$151	$734

Operating Expenses	$155	$134	$113	$93	$495

SG&A Expenses	$12	$13	$8	$6	$39

Depreciation and Amortization	$15	$16	$4	$1	$36

Income from Operations	$36	$26	$51	$51	$164

Operating EBITDA (a)	$51	$42	$55	$52	$200

Net Income	$16	$9	$25	$30	$80

Earnings per Diluted Share	$0.04	$0.02	$0.05	$0.07	$0.18

Net Cash Provided by Operating Activities	$57	$16	$45	$22	$140

Capital Expenditures	$2	$3	$4	$1	$10

Proceeds from Divestitures	$166	$100	$53	$1,934	$2,253

Free Cash Flow (b)	$221	$113	$94	$1,955	$2,383

(a)	Management refers to GAAP income from operations, before depreciation and amortization, as operating EBITDA.
(b)	Please see note (b) to the earnings press release for a definition and additional information regarding our use of this non-GAAP measure.

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